Exhibit 99.1

Winchester Bancorp, Inc.

Announces Results for the Quarter Ended December 31, 2025

Investor Contact

John A. Carroll

President and Chief Executive Officer

IR@WinchesterSavings.com

(781) 729-2130

WINCHESTER, MA, January 28, 2026 - Winchester Bancorp, Inc. (NASDAQ-WSBK) (the "Company"), the holding company for Winchester Savings Bank (the "Bank"), today announced its second quarter 2026 financial results. The Company reported net income of $1.1 million or $0.12 per common share compared to a net income of $373,000 for the quarter ended December 31, 2024, an increase of $701,000, or 187.9%, in net income. For the six months ended December 31, 2025, the Company reported net income of $2.0 million, or $0.23 per common share, as compared to a net loss of $259,000, for the six months ended December 31, 2024, an increase of $2.3 million in net income.

“The Bank had a successful second quarter, highlighted by continued loan demand, strong deposit growth and margin improvements. Deposit growth of $29.9 million outpaced loan growth of $7.0 million during the quarter as our newly established municipal channel continues to add value allowing us to restructure wholesale funding. Margin improvements are a result of a more stabilized interest rate environment and balance sheet growth. Net income was $0.12 per common share for the quarter and other financial metrics such as book value per share, efficiency and loan to deposit ratio, continue to trend in the right direction. As we enter the third quarter, we will continue to pursue our strategic plan and focus on orderly and disciplined capital management and balance sheet growth.” said John A. Carroll, President and Chief Executive Officer.

BALANCE SHEET

Total assets were $1.02 billion on December 31, 2025, representing an increase of $66.5 million, or 7.0%, from June 30, 2025.

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Cash and cash equivalents were $54.8 million, reflecting a decrease of $459,000 from June 30, 2025.
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Net loans were $800.2 million, representing an increase of $48.9 million or 6.5%, from June 30, 2025, as demand for new originations continues to be strong. The main driver of the new growth was in multifamily which has increased $24.4 million, or 14.6%, since June 30, 2025. Residential real estate and construction loans also increased by $10.8 million and $8.9 million, respectively.
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Investment securities totaled $122.7 million, representing an increase of $7.4 million or 6.4% for the quarter due to purchases of U.S. treasuries and government agency securities.
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Deposits totaled $746.3 million, representing an increase of $67.1 million, or 9.9% since June 30, 2025. The increase in deposits was a result of growth of $63.2 million in municipal customer deposits. As a result of the increase in municipal deposits, money market accounts increased $76.6 million. Savings accounts and certificates of deposit decreased $8.9 million and $9.9 million, respectively, while demand deposit accounts increased $9.3 million.
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FHLB borrowings totaled $143.6 million, representing a decrease of $3.4 million or 2.3% from $147.0 million from June 30, 2025.
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Stockholders’ equity was $118.2 million, representing an increase of $2.9 million from $115.4 million, or 2.5% from June 30, 2025. The increase was driven by net income of $2.0 million for the six months ended December 31, 2025 and a decrease in accumulated other comprehensive loss of $758,000.

Exhibit 99.1

NET INTEREST INCOME

Net interest income was $6.1 million for the quarter ended December 31, 2025, compared to $4.0 million for the quarter ended December 31, 2024, representing an increase of $2.0 million, or 50.4%. Net interest margin expanded by 59 basis points to 2.51% for the quarter ended December 31, 2025 compared to 1.92% for the quarter ended December 31, 2024.

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The increase in interest income during the quarter ended December 31, 2025 was primarily attributable to the increase in the average balance of loans and investment securities.
•
The decrease in interest expense during the quarter was attributable to the decrease in average rates on interest bearing deposit accounts.

NON-INTEREST INCOME

Non-interest income was $382,000 for the quarter ended December 31, 2025 compared to $388,000 for the quarter ended December 31, 2024.

NON-INTEREST EXPENSE

Non-interest expense was $4.7 million for the quarter ended December 31, 2025, representing a decrease of $88,000 or 1.8% from the prior quarter due primarily to a decrease in employee benefits due to lower payroll taxes and bonus expense.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses on loans in total and as a percentage of total gross loans as of December 31, 2025 was $4.4 million and 0.55%, compared to $4.1 million and 0.55%, as of June 30, 2025, and $3.6 million and 0.50% as of December 31, 2024.

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During the quarter ended December 31, 2025, the Company recorded net charge offs of $310,000 compared to net charge offs of $270,000 for the quarter ended September 30, 2025.
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Non-performing assets totaled $3.6 million, or 0.36% of total assets, as of December 31, 2025, an increase of $1.7 million from $1.9 million, or 0.24% of total assets, as of September 30, 2025. The increase was primarily due to one construction loan that was placed on non-accrual during the quarter.

ABOUT WINCHESTER BANCORP, INC.

Winchester Bancorp, Inc. is a mid-tier holding company of Winchester Savings Bank and is the majority owned subsidiary of Winchester Bancorp, MHC. Winchester Savings Bank's mission is to operate and grow a profitable community-oriented financial institution that is dedicated to meeting the banking needs of individuals and small businesses in the communities in which it operates.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of words such as "estimate," "project," "believe," "intend," "anticipate," "assume," "plan," "seek," "expect," "will," "may," "should," "indicate," "would," "contemplate," "continue," "target" and words of similar meaning. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, demand for loan products, deposit flows, changes in the interest rate environment, the effects of inflation, general economic conditions (including potential recessionary conditions) or conditions within the securities markets, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Board; changes in the quality, size and composition of our loan and securities portfolios, changes in liquidity, including the size and composition of our deposit portfolio, and the percentage of uninsured deposits in the portfolio; changes in asset quality, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding; the effects of continued U.S. Government shutdown; changes in demand for our

Exhibit 99.1

products and services; legislative, accounting, tax and regulatory changes; the imposition of tariffs or other domestic or international governmental policies; the current or anticipated impact of military conflict, terrorism or other geopolitical events; a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company's financial condition and results of operations and the business in which the Company and the Bank are engaged, the failure to maintain current technologies and the failure to retain or attract employees.

You should not place undue reliance on forward-looking statements. Winchester Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Exhibit 99.1

Winchester Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets (unaudited)

(Dollars in thousands, except share and per share data)

	December 31,	June 30,
	2025	2025
Assets
Cash and due from banks	$1,068	$7,513
Interest-bearing deposits	53,717	47,731
Total cash and cash equivalents	54,785	55,244
Securities available for sale, at fair value	63,854	47,299
Securities held to maturity, at amortized cost	58,893	57,211
Federal Home Loan Bank stock, at cost	6,161	6,278
Loans, net of allowance for credit losses of $4,396 at December 31, 2025 and $4,151 at June 30, 2025	800,153	751,220
Bank owned life insurance	11,163	10,925
Premises and equipment, net	5,927	6,418
Accrued interest receivable	3,626	3,327
Net deferred tax asset	994	1,212
Other assets	10,414	10,244
	$1,015,970	$949,378
Liabilities and stockholders' equity
Non-interest-bearing deposits	$64,377	$55,696
Interest-bearing deposits	681,946	623,486
Federal Home Loan Bank advances	143,596	147,000
Mortgagors’ escrow accounts	1,987	1,756
Accrued expenses and other liabilities	5,817	6,088
Total liabilities	897,723	834,026
Commitments and contingencies
Preferred stock, $.01 par value, 5,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized, 9,295,376 issued and outstanding as of December 31, 2025 and June 30, 2025	93	93
Additional paid-in capital	39,564	39,571
Unearned compensation (ESOP)	(3,238)	(3,346)
Retained earnings	82,756	80,720
Accumulated other comprehensive loss	(928)	(1,686)
Total stockholders' equity	118,247	115,352
Total liabilities and stockholders' equity	$1,015,970	$949,378

Exhibit 99.1

Winchester Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

(Dollars in thousands, except share and per share data)

	Three months ended		Six months ended
	December 31,		December 31,
	2025	2024	2025	2024
	(In thousands, except share data)
Interest and dividend income:
Interest and fees on loans	$10,702	$9,245	$21,104	$18,260
Interest and dividends on securities	1,167	755	2,280	1,521
Interest on federal funds sold and other interest-bearing deposits	545	507	967	956
Total interest and dividend income	12,414	10,507	24,351	20,737
Interest expense:
Interest on deposits	4,876	4,942	9,546	9,951
Interest on Federal Home Loan Bank advances	1,475	1,534	3,000	2,988
Total interest expense	6,351	6,476	12,546	12,939
Net interest income	6,063	4,031	11,805	7,798
Provision for credit losses	388	238	68	1,400
Net interest income, after provision for credit losses	5,675	3,793	11,737	6,398
Non-interest income:
Customer service fees	191	180	382	368
Income on bank owned life insurance	119	118	238	235
Loss on available for sale securities, net	—	—	(317)	—
Gain on marketable equity securities, net	—	52	—	223
Gain on sale of loans	8	—	—	—
Miscellaneous	64	38	130	63
Total non-interest income	382	388	433	889
Non-interest expense:
Salaries and employee benefits	2,621	2,174	5,390	5,159
Occupancy and equipment, net	513	413	909	790
Data processing	381	305	789	652
Deposit insurance	160	207	370	428
Marketing and advertising	144	96	328	192
Net periodic pension and post retirement benefit, less service costs	—	—	(73)	(723)
Other general and administrative	888	572	1,789	1,205
Total non-interest expense	4,707	3,767	9,502	7,703
Income (loss) before income taxes	1,350	414	2,668	(416)
Provision (benefit) for income taxes	276	41	632	(157)
Net income (loss)	$1,074	$373	$2,036	$(259)
Share Data:
Average common shares outstanding, basic and diluted	8,969,031	N/A	8,966,962	N/A
Basic and diluted net income per share	$0.12	N/A	$0.23	N/A

Exhibit 99.1

Winchester Bancorp, Inc. and Subsidiaries

Average Balances and Yields (unaudited)

	For the Three Months Ended
	December 31, 2025			December 31, 2024
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$797,381	$10,702	5.37%	$716,262	$9,245	5.16%
Securities	116,650	1,167	4.00%	86,642	755	3.49%
Federal funds sold and other interest-bearing deposits	50,655	545	4.30%	38,698	507	5.24%
Total interest-earning assets	964,686	12,414	5.15%	841,602	10,507	4.99%
Non-interest-earning assets	41,157			29,012
Allowance for credit losses on loans	(4,491)			(3,467)
Total assets	$1,001,352			$867,147
Interest-bearing liabilities:
NOW and demand deposits	$56,162	4	0.03%	$52,110	4	0.03%
Savings accounts	152,166	793	2.09%	162,074	969	2.39%
Money market accounts	187,702	1,534	3.27%	98,441	823	3.34%
Certificates of deposit	271,860	2,545	3.74%	288,580	3,146	4.36%
Total interest-bearing deposits	667,890	4,876	2.92%	601,205	4,942	3.29%
Borrowings	140,125	1,475	4.21%	137,205	1,534	4.47%
Total interest-bearing liabilities	808,015	6,351	3.14%	738,410	6,476	3.51%
Other non-interest-bearing liabilities	75,406			48,073
Total liabilities	883,421			786,483
Stockholders' equity	117,931			80,664
Total liabilities and stockholders' equity	$1,001,352			$867,147
Net interest income		$6,063			$4,031
Net interest rate spread (2)			2.01%			1.48%
Net interest-earning assets (3)	$156,671			$103,192
Net interest margin (4)			2.51%			1.92%
Average interest-earning assets to average interest-bearing liabilities	119.39%			113.97%

(1) Annualized.
(2) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

Exhibit 99.1

Winchester Bancorp, Inc. and Subsidiaries

Selected Financial Highlights (unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	December 31,
	2025	2024

Earnings Data
Net interest income	$6,063	$3,793
Non-interest income	382	388
Total net interest income and non-interest income	6,445	4,181
Provision for credit losses	388	238
Non-interest expense	4,707	3,767
Pre-tax income	1,350	414
Net income	1,074	373

Per share Data
Basic and diluted earnings per share	$0.12	N/A
Book value per share	$12.72	N/A

Earnings
Return on average assets (1)	0.43%	0.17%
Return on average stockholders' equity (1)	3.64%	1.85%
Net interest margin (1)	2.51%	1.92%
Cost of deposits (1)	2.92%	3.29%
Efficiency ratio	73.04%	85.25%

Balance Sheet
Total assets	$1,015,970	$894,086
Loans, net	$800,153	$725,299
Total stockholders' equity	$118,247	$80,325

Asset quality
Allowance for credit losses (ACL)	$4,396	$3,635
ACL/Total loans	0.55%	0.50%
ACL/Total nonperforming loans (NPLs)	121.31%	187.86%
Net charge-offs/average total loans	(0.04)%	0.02%
Capital Ratios
Stockholders' equity/total assets	11.64%	8.98%

(1) Annualized.